Exhibit 99.1

AerSale Announces Appointment of Thomas Mullins to its Board of Directors

Doral, Florida – February 24, 2025 - AerSale Corporation (Nasdaq: ASLE) (the “Company”) announced today that Thomas Mullins was added to the board of directors effective immediately.

With more than 30 years of investment banking experience at Raymond James, Mr. Mullins has a diverse financial background spanning more than 140 transactions as lead banker, particularly with middle market companies. He was part of the founding team of the Raymond James investment banking practice and under his leadership he developed the Airlines and Aviation Services practice, which completed more than 55 transactions throughout The America’s and Europe. Mr. Mullens has experience with a wide breadth of financial transactions and situations, including M&A, IPO’s, stock offerings, share repurchases and debt issuance.

Nicolas Finazzo, AerSale’s Chief Executive Officer, said, “We welcome Tom to our Board of Directors, who has a long history of demonstrated success and achievement in finance in the aviation industry. His expertise will enhance AerSale’s financial acumen, assist our leadership team in optimizing our capital structure and better assess financial opportunities. He brings a wealth of experience, knowledge, relationships and industry best practices to the Company. We are excited to work with Tom and look forward to our collective future success.”

Mr. Mullins earned his B.A. degree from Vanderbilt University and holds an MBA from Tuck School of Business at Dartmouth College.

The appointment of Mr. Mullins to the AerSale Board of Directors will increase the size of the board to eight members.

About AerSale

AerSale serves airlines operating large jets manufactured by Boeing, Airbus and McDonnell Douglas and is dedicated to providing integrated aftermarket services and products designed to help aircraft owners and operators to realize significant savings in the operation, maintenance and monetization of their aircraft, engines, and components. AerSale’s offerings include: Aircraft & Component MRO, Aircraft and Engine Sales and Leasing, Used Serviceable Material sales, and internally developed ‘Engineered Solutions’ to enhance aircraft performance and operating economics (e.g. AerSafe™, AerTrak™, and now AerAware™).

Media Contacts:

For more information about AerSale, please visit our website: www.AerSale.com.

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AerSale: Jackie Carlon Telephone: (305) 764-3200

Email: media.relations@aersale.com

Investor Contact: AerSale:

AersaleIR@icrinc.com